A special meeting of the fund's shareholders was held on April 16, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	44,485,656,811.55	94.702
Withheld	2,488,551,854.62	5.298
TOTAL	46,974,208,666.17	100.000
Dennis J. Dirks
Affirmative	44,706,671,638.31	95.173
Withheld	2,267,537,027.86	4.827
TOTAL	46,974,208,666.17	100.000
Edward C. Johnson 3d
Affirmative	44,294,881,638.16	94.296
Withheld	2,679,327,028.01	5.704
TOTAL	46,974,208,666.17	100.000
Alan J. Lacy
Affirmative	44,685,373,413.16	95.127
Withheld	2,288,835,253.01	4.873
TOTAL	46,974,208,666.17	100.000
Ned C. Lautenbach
Affirmative	44,634,541,379.41	95.019
Withheld	2,339,667,286.76	4.981
TOTAL	46,974,208,666.17	100.000
Joseph Mauriello
Affirmative	44,683,962,099.80	95.124
Withheld	2,290,246,566.37	4.876
TOTAL	46,974,208,666.17	100.000
Cornelia M. Small
Affirmative	44,671,688,375.36	95.098
Withheld	2,302,520,290.81	4.902
TOTAL	46,974,208,666.17	100.000
William S. Stavropoulos
Affirmative	44,465,262,087.61	94.659
Withheld	2,508,946,578.56	5.341
TOTAL	46,974,208,666.17	100.000
David M. Thomas
Affirmative	44,694,340,813.87	95.147
Withheld	2,279,867,852.30	4.853
TOTAL	46,974,208,666.17	100.000
Michael E. Wiley
Affirmative	44,686,513,174.78	95.130
Withheld	2,287,695,491.39	4.870
TOTAL	46,974,208,666.17	100.000
PROPOSAL 5

Shareholder proposal concerning "oversight procedures to screen out investments in companies that, in the judgement of the Board, substantially contribute to genocide, patterns of extraordinary and egregious violations of human rights, or crimes against humanity."

	# of Votes	% of Votes
Affirmative	545,276,762.04	23.721
Against	1,445,066,492.42	62.863
Abstain	112,739,966.65	4.905
Broker Non-Votes	195,653,438.02	8.511
TOTAL	2,298,736,659.13	100.000

A Denotes trust-wide proposal and voting results.